Exhibit 4.9

AMENDMENT NO. 1 TO LOAN AGREEMENT

This first amendment (the “First Amendment”) is entered into as of January 13, 2026, by and between Fort Technology Inc., a company incorporated under the laws of the Province of British Columbia, Canada (as Lender), and EEH Ventures Limited, a company incorporated under the laws of England and Wales (as Borrower), and Oxford Road Investments Limited, a company incorporated under the laws of England and Wales (as Company) and collectively as the “Parties”.

WHEREAS, the Parties have previously entered into that certain Loan Agreement, dated as of August 8, 2025, (the “Loan Agreement”); and

WHEREAS, the Agreement includes certain provisions which the Parties mutually wish to amend, as of the Effective Date, as set forth herein.

NOW, THEREFORE, the Parties agree to amend the Agreement as follows:

1.	Effective Date

This First Amendment shall be in effect as of December 31, 2025 (the “Effective Date”) and shall be attached to the Agreement and become an integral part thereof.

2.	The Amendments

2.1.	As of the Effective Date, Section 3 of the Loan Agreement shall be deleted in its entirety and references to the “Additional Loan”, as defined in Section 3, shall be deleted in its entirety.

For the avoidance of doubt, the Additional Loan shall be deemed never to have been made available and all references to ‘Loans’ in the Agreement shall be construed as references to the Initial Loan only.

2.2.	Section 4 shall be deleted in its entirety and replaced with the following:

In consideration of the Lender advancing the Initial Loan, the Borrower promises to repay the Loan, including all interest accrued, as set forth in clause 5 below (the “Loan Amount”) within 3 years as of the date of this Agreement (the “Repayment Date”).

2.3.	Section 7 shall be deleted in its entirety and replaced with the following:

7.1	The Borrower hereby irrevocably and unconditionally undertakes to transfer to the Lender, upon the Lender’s written notice of conversion of the outstanding principal amount, including all the interest accrued, 4,774 ordinary shares, or any equivalent number of shares resulting from any reclassification, subdivision, consolidation, or other variation of share capital, in Wigan Topco Limited Reg. no. 14545342 (“Wigan”) being all of the shares in Wigan legally and beneficially owned by the Borrower, constituting 35.8% of the issued share capital of Wigan as at the date of this First Amendment, free and clear of any encumbrances, together with all rights attaching thereto.

7.2	Upon completion of the transfer, the Loan Amount shall be deemed fully satisfied and discharged.

7.3	The Borrower represents and warrants that it is the sole legal and beneficial owner of the Wigan shares, that such shares are fully paid, and that no person has any option, charge, lien, pre-emption right, or other encumbrance over such shares.

7.4	The Borrower shall procure all corporate and third-party approvals required to effect the transfer of the Wigan shares to the Lender.

7.5	The transfer shall be completed within 10 Business Days following the Lender’s written notice of conversion, including the delivery of duly executed stock transfer forms and share certificates.

3.	Miscellaneous

3.1.	This First Amendment shall be deemed for all intents and purposes as an integral part of the Agreement and/or any amendment thereof. All capitalized terms used in this First Amendment and not defined herein, shall have the meanings attributed to them in the Agreement. In the event of any inconsistency between the provisions of this First Amendment and the provisions of the Agreement and/or any amendment thereof, this First Amendment shall prevail. Except as provided explicitly hereto, all other provisions of the Agreement shall continue to be in full force and effect, mutatis mutandis. For the avoidance of doubt, Clause 8 of the Loan Agreement and the guarantee granted thereunder shall remain in full force and effect.

3.2.	This First Amendment supersedes all prior agreements, written or oral, between the Parties relating to the subject matter of this First Amendment.

3.3.	Any provision of this First Amendment may be amended, waived or modified only upon the written consent of both Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this First Amendment as of the day and year first above written.

Signed on behalf of Fort Technology Inc.

/s/ Ronen Zalayet

BORROWER

Signed on behalf of EEH Ventures Limited

/s/ Eitan Eldar

COMPANY

Signed on behalf of Oxford Road Investments Limited

/s/ Eitan Eldar